UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (781) 246-3343

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Removal of Executive Vice President, Chief Strategy Officer and Chief Technology Officer

On March 16, 2017, the Board of Directors (the “Board”) of Edgewater Technology, Inc., a Delaware corporation (the “Company”), voted to remove without cause David Clancey as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer, effective immediately.

The Employment Agreement, dated as of June 12, 2007, as amended, with Mr. Clancey provides that, if Mr. Clancey is terminated without cause, then the Company is required to pay Mr. Clancey a lump-sum payment equal to two (2) times his annual base salary in effect at the time of such termination plus an amount equal to his bonus target for 2016. In no event will the bonus paid exceed one (1) year’s annual base salary. The total amounts due will be payable in two installments: (a) thirty (30) days after the date of termination, a first payment equal to the greater of (i) $510,000 or (ii) two (2) times Mr. Clancey’s annual base salary in effect at the time of such termination; and (b) six months after the date of such termination, a second payment equal to the excess of (i) the amount of the severance payment, over (ii) the amount paid under section (a) above. In addition, all unvested options and restricted stock awards become immediately vested and exercisable, and Mr. Clancey’s healthcare, life insurance and disability coverage continue for a period of two years following termination.

Resignation of Nancy Leaming from the Board; Committee Matters

On March 16, 2017, Nancy Leaming resigned as a member of the Board. In connection with Ms. Leaming’s resignation, the Board reconstituted its Board committee membership as follows:

Audit Committee

Kurtis Wolf, Chair

Matthew Carpenter

Timothy Whelan

Compensation Committee

Stephen Bova, Chair

Matthew Carpenter

Kurtis Wolf

Governance and Nominating Committee

Timothy Whelan, Chair

Matthew Carpenter

Kurtis Wolf

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2017

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name:	Timothy R. Oakes
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)